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                     June 23, 2022

       Jason L. Vollmer
       Chief Financial Officer
       MDU Resources Group, Inc.
       1200 West Century Avenue
       P.O. Box 5650
       Bismarck, North Dakota 58506

                                                        Re: MDU Resources
Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-03480

       Dear Mr. Vollmer:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation